EXHIBIT 99.1

P R E S S    R E L E A S E

Media Contact:

For Immediate Release:	HealthStream, Inc.
Mollie Condra, Ph.D.
Vice President,
Investor Relations & Communications
(615) 301-3237
Mollie.condra@healthstream.com

HealthStream Announces

New Patient Interview Center in Nashville

Success of healthcare providers fuels HealthStream’s expansion and job growth

Nashville, Tenn. (October 9, 2014) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research/patient experience solutions for the healthcare industry, today announced that it has leased office space to build and open a new Patient Interview Center at 565 Marriott Drive in Nashville, Tennessee. The new Center is projected to create approximately 200 new jobs over the next several years.

The new Patient Interview Center will provide approximately 22,000 square feet of office space for a state-of-the-art interview center where HealthStream professionals will conduct telephonic patient satisfaction interviews on behalf of healthcare providers. The majority of such interviews will be done in fulfillment of government mandated HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems) reporting requirements.

The growing demand for HealthStream’s patient experience solutions is driving the Company’s expansion. Fueling that growth is both the addition of new customers and the landmark expansion of existing customer’s—like many of our local customers, including Community Health Systems (CHS), LifePoint Hospitals, AmSurg Corporation, Capella Healthcare, and Ardent Health Services. The successful growth of HealthStream’s local hospital company customers, in particular, has resulted in the need for increased capacity and an expanded workforce.

HealthStream, Inc. • 209 10th Avenue South, Suite 450 • Nashville, Tennessee 37203 • 615-301-3100 • www.healthstream.com

“A benefit of our growth is the positive impact it has on the companies that support us,” said Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc. “It is gratifying to see that an outgrowth of our success is the expansion of partners like HealthStream, which can lead to more jobs in our community and further strengthen our local economy.”

The new Patient Interview Center in Nashville will add to the Company’s existing interview center operations in Laurel, Maryland. As a CMS-approved vendor for HCAHPS and several other CAHPS surveys, HealthStream completed over 1.5 million patient interviews/surveys last year alone.

“We are excited to expand our HealthStream offices in Nashville and add to the thriving healthcare business community in Tennessee,” said Robert A. Frist, Jr, chief executive officer, HealthStream. “Nashville is the “Healthcare Industry Capital of the U.S.”—with approximately 300 healthcare companies and another 300 professional service firms focused on healthcare. The Nashville Health Care Council projects that one in every seven new jobs in Tennessee will be in healthcare by 2016—and we are honored to be playing a role in that growth.”

The new Patient Interview Center in Nashville expands the Company’s current research capabilities and products, which include a wide range of specialty patient surveys—both CAHPS-related and otherwise. HealthStream also provides research products that provide insight on healthcare organizations’ employee engagement/satisfaction levels, physician alignment, and community perceptions. Along with hosting the new Patient Interview Center, the office on Marriott Drive will provide office space for HealthStream’s other research product operations that are currently located in the Company’s corporate office in Cummins Station in Nashville.

“Our new Nashville Patient Interview Center continues our recent pattern of investment in strategic points of differentiation for HealthStream,” said Gerard M. Hayden, Jr, chief financial officer, HealthStream. “It is also consistent with our financial plans. We are excited that our expansion coincides with our customers’ growth as we share the joint mission of enhancing patient experience.”

About HealthStream

HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately four million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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